Exhibit 8.1

January 10, 2017

KNOT Offshore Partners LP

2 Queen’s Cross

Aberdeen, Aberdeenshire AB15 4YB

United Kingdom

Re:	KNOT Offshore Partners LP Registration Statement on Form F-3

Ladies and Gentlemen:

Ladies and Gentlemen:

We have acted as counsel for KNOT Offshore Partners LP, a Marshall Islands limited partnership (the “Partnership”), with respect to certain legal matters in connection with the offer and sale of up to 2,875,000 common units representing limited partnership interests in the Partnership. We have also participated in the preparation of a Prospectus Supplement dated January 4, 2017 (the “Prospectus Supplement”) and the Prospectus dated May 28, 2014 (the “Prospectus”), forming part of the Registration Statement on Form F-3, No. 333-195976 (the “Registration Statement”).

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a representation letter certified by an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based on the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1. 713.758.2346 www.velaw.com

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. We hereby confirm that all statements of legal conclusions contained in the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” as updated by the discussion in the Prospectus Supplement under the caption “Material U.S. Federal Income Tax Considerations,” constitute the opinion of Vinson & Elkins L.L.P. with respect to the matters set forth therein as of the date of the Prospectus Supplement, subject to the assumptions, qualifications, and limitations set forth therein. No opinion is expressed as to any matter not discussed therein.

This opinion is rendered to you as of the date hereof, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Officer’s Certificate, may affect the conclusions stated herein.

This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent. However, this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons purchasing common units pursuant to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus and the Prospectus Supplement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the common units. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.